Exhibit 99.1

FOR IMMEDIATE RELEASE	July 24, 2020

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF PENNSYLVANIA COMMUNITY

FREEHOLD, NJ, July 24, 2020........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of one community located in Pennsylvania for a total purchase price of approximately $3.34 million. This community contains 147 developed homesites, of which approximately 56% are occupied. It is situated on approximately 27 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “Camelot Woods is a value-add community located in Altoona, Pennsylvania. It is a high-quality community that was developed in the late 1990s and is in good condition. We own several properties near Altoona which exhibit strong rental demand. We intend to implement our rental program which will drive occupancy and NOI growth generating substantial value.

UMH continues to execute on our long-term business plan. Communities throughout our portfolio are reporting strong demand and improved occupancy. Our collection rates are in line with pre-pandemic levels. We are also making progress on the financing of a portfolio of some of our free and clear properties with low-cost mortgage debt. This reduced cost of capital should lead to increased earnings in the future.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 123 manufactured home communities with approximately 23,200 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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